UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2006

New Century Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 440-7030

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

As disclosed in the Current Report on Form 8-K filed by New Century Financial Corporation (the "Company") on February 2, 2006, the Company announced that Edward F. Gotschall transitioned to part-time employment with the Company and retained the title of Vice Chairman of the Company’s Board of Directors. On March 29, 2006, the Company entered into an amended and restated employment agreement with Mr. Gotschall (the "Employment Agreement") reflecting the changes in his employment status. The Employment Agreement was filed as Exhibit 10.3 to the Current Report on Form 8-K filed by the Company on April 4, 2006, and is incorporated herein by reference.

On June 9, 2006, Mr. Gotschall provided the Company with written notice of his decision to fully retire as an officer of the Company, effective as of June 30, 2006. Mr. Gotschall will continue to serve as Vice Chairman of the Company’s Board of Directors following his retirement. As a result of his retirement as an officer of the Company, Mr. Gotschall’s period of employment under the Employment Agreement will terminate as of June 30, 2006. Pursuant to the terms of the Employment Agreement, Mr. Gotschall will be entitled to the following separation benefits:

· a severance benefit equal to $2,719,880 (which represents the sum of three times Mr. Gotschall’s base salary plus one times the average of Mr. Gotschall’s annual bonuses for the last three years), payable in substantially equal installments over a 3-year period following termination of employment;

· continued medical insurance coverage for Mr. Gotschall and his spouse and dependent children, such coverage generally to continue until the date Mr. Gotschall becomes eligible for coverage under the health plan of a future employer, or with respect to Mr. Gotschall’s spouse and dependent children, the date that Mr. Gotschall’s spouse or dependent children do not meet the eligibility requirements for coverage;

· financial planning assistance for 24 months after termination of employment at an aggregate expense to the Company not to exceed $30,000;

· any equity-based awards that are outstanding upon Mr. Gotschall’s termination of employment (i) will continue to vest while Mr. Gotschall serves on the Board, (ii) will become fully vested upon the termination of Mr. Gotschall’s services on the Board and (iii) with respect to stock options, will remain exercisable thereafter in accordance with the termination of services provisions applicable to such awards;

· a pro-rata share of any incentive bonus otherwise payable to Mr. Gotschall for the fiscal year in which Mr. Gotschall’s termination of employment occurs; and

· a supplemental retirement benefit under the 2006 Supplemental Executive Retirement Plan (the "2006 SERP") of $447,750 per year for 10 years, commencing with the year following the year Mr. Gotschall attains age 65, subject to compliance with the confidentiality, non-solicitation and non-competition provisions of the Employment Agreement and the 2006 SERP until the benefits are paid.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 5, 2006, William J. Popejoy provided the Board of Directors of the Company with written notice of his decision to retire as a director, effective immediately. Mr. Popejoy, 68, joined the Board of Directors of the Company in November 2002 and at the time of his retirement served as the chair of the Governance and Nominating Committee of the Board of Directors of the Company and as a member of the Compensation Committee and Public and Community Affairs Committee of the Board of Directors of the Company.

As discussed above in Item 1.02, on June 9, 2006, Edward F. Gotschall provided the Company with written notice of his decision to fully retire as an officer of the Company, effective as of June 30, 2006, to devote more time to his family and philanthropic endeavors. Mr. Gotschall will continue to serve as a Vice Chairman of the Company’s Board of Directors and as a member of the Finance Committee and the Public and Community Affairs Committee of the Board of Directors of the Company following the effective date of his retirement. Mr. Gotschall has also elected to retire, effective June 30, 2006, from all other boards of directors of subsidiaries of the Company on which he currently serves.

Item 7.01 Regulation FD Disclosure.

On June 8, 2006, the Company issued a press release announcing that William J. Popejoy had retired from the Board of Directors of the Company and all committees thereof on which he served effective as of June 5, 2006. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

This Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release of New Century Financial Corporation dated June 8, 2006, announcing the retirement of William J. Popejoy as a director of New Century Financial Corporation, effective June 5, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

June 9, 2006	By:	/s/ Robert K. Cole

Name: Robert K. Cole
Title: Chairman and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release of New Century Financial Corporation dated June 8, 2006, announcing the retirement of William J. Popejoy as a director of New Century Financial Corporation, effective June 5, 2006.